Daniel Masters (SBN 220729)
4490 Philbrook Square
San Diego, CA 92130
Telephone: (858) 523-1177
Facsimile: (858) 523-1102

Attorney for Debtor
And Debtor in Possession





                         UNITED STATES BANKRUPTCY COURT
                         SOUTHERN DISTRICT OF CALIFORNIA

In re:                                          ) Case No.: No. 03-00039-JM11
SIERRA-ROCKIES CORPORATION,                     )
    A California corporation                    ) CHAPTER 11
                  Debtor.                       )
                                                ) DEBTOR'S FIFTH AMENDED PLAN OF
                                                ) REORGANIZATION )
_________________________________________       ) Date:    November 6, 2003
                                                ) Time:    10:00 a.m.
                                                ) Place:   Courtroom 1
                                                )          325 West F Street
                                                )          San Diego, CA 92121
                                                )
                                                )

I. INTRODUCTION
---------------
     Sierra Rockies Corporation, a California corporation (the "Debtor" or "Proponent"), is the Debtor in a Chapter 11 bankruptcy case. On January 2, 2003, the Debtor commenced a bankruptcy case by filing a voluntary Chapter 11 petition for relief under title 11 of the United States Code (the "Bankruptcy Code"), 11 U.S.C. ss. 101 et seq. Chapter 11 allows the Debtor, and under some circumstances, creditors and other parties in interest, to propose a plan of reorganization (the "Plan"). The Debtor is the party proposing the Plan sent to you in the same envelope as this document.

     This is a reorganizing Plan. The Debtor seeks to satisfy its obligations to Creditors by acquiring certain assets from another corporation, Let's Talk Health, Inc. ("LTH"), a seller of nutritional supplements, and issuing "units" of the Reorganized Debtor's securities, which are shares of the Debtor's common stock combined with stock warrants, to the Debtor's existing creditors and those interest holders who were not part of Debtor's former management in exchange for their respective claims and interests. Former affiliates who were considered Control Persons of Debtor because they were officers, directors, or holders of 10% or more of Debtor's common stock will be issued only warrants in exchange for their respective interests. Louis Paulsen, the president of LTH, and certain members of the management team of that company, will emerge as the new management of the Reorganized Debtor. The Reorganized Debtor will maintain its name and its status as a public company. As discussed in further detail below, the Reorganized Debtor will be in the business of marketing nutritional supplements.

II. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
-------------------------------------------------------------

     A. General Overview

     As required by the Bankruptcy Code, this Plan classifies claims and interests in various classes according to their right to priority of payments as provided in the Bankruptcy Code. This Plan states whether each class of claims or interests is impaired or unimpaired. This Plan provides the treatment each class will receive under this Plan.

     1. Unclassified Claims

     Certain types of claims are not placed into voting classes; instead they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Proponent has not placed the following claims in a class.

     (a) Administrative Expenses
         -----------------------

     Administrative expenses are claims for costs or expenses of administering the Debtor's Chapter 11 case which are allowed under Code section 507(a)(1). The Bankruptcy Code requires that all administrative claims be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment.

     The following chart lists all of the Debtor's ss. 507(a)(1) administrative claims and their treatment under the Plan:


===================================== ======================== ===========================================================
Name                                  Amount Owed              Treatment
------------------------------------- ------------------------ -----------------------------------------------------------
Various individuals not previously    Up to $150,000           To be paid on or before July 1, 2008,  with interest at an
associated with the Debtor                                     annual  rate of 4%, with the option to convert the debt to
including:                                                     Units  at a ratio  of two  Units  per one  dollar  of loan
Edward Brand,                                                  principal  within  25  days of the  Effective  Date of the
John Cone,                                                     Plan;  thereafter,  the  conversion  rate will be one Unit
Thomas Hassey,                                                 per one dollar of loan principal.
Glen Shoemaker,
and others (Lenders)
------------------------------------- ------------------------ -----------------------------------------------------------
Daniel Lezak                          Up to 80,000 Units       Subject  to  approval  by the  Court,  up to 80,000  Units will be issued immediately following the Effective Date.
------------------------------------- ------------------------ -----------------------------------------------------------
Daniel  C.  Masters,   Attorney  for  $50,0001, plus a         Paid in full upon the entry of a final order approving
Debtor                                success fee of 50,000    fee application, and, subject to approval by the Court,
                                      Units, with Court        Units issued immediately following the Effective Date,
                                      approval.                unless different treatment agreed upon.
------------------------------------- ------------------------ -----------------------------------------------------------
Clerk's Office Fees                   Unknown                  Paid in full on Effective Date
------------------------------------- ------------------------ -----------------------------------------------------------
Office of the U.S. Trustee Fees       Unknown                  Paid in full on Effective Date
===================================== ======================== ===========================================================
TOTAL                                 Approximately $50,000+
===================================== ======================== ===========================================================

     Court Approval of Fees Required:
     --------------------------------

     The Court must rule on all fees listed in this chart before the fees will be owed. For all fees except Clerk's Office fees and U.S. Trustee's fees, which must be paid in full, the professional in question must file and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees allowed by the Court will be owed and required to be paid under this Plan.

     As indicated above, assuming that the lender administrative claimants elect to convert their debt to Units, the Debtor will need to pay approximately $50,000 in administrative claims on the Effective Date of the Plan, unless the claimant has agreed to be paid later or the Court has not yet ruled on the claim.

     Pursuant to the Bankruptcy Court's direction, given on February 6, 2003, the Debtor's amended Motion to Borrow funds is being submitted for a vote of creditors and interest holders as part of the Debtor's Plan of Reorganization. The Motion to Borrow, as amended on June 6, 2003, calls for authorization for the Debtor to borrow up to $150,000 from various individuals not previously associated with the Debtor. In return for these funds the Debtor will issue the Debtor's Notes which shall be five year notes bearing interest at a rate of 4% per annum. Within 25 days after the Effective Date of the Plan, holders of the Debtor's Notes may elect to convert such Notes to Units at a ratio of two units per dollar of loan principal. After the 25 day conversion period the conversion rate will be one Unit per dollar of loan principal. This financing, if approved, will provide the Debtor with sufficient capital to effectuate the proposed Plan and to make the payments required under the Plan.

     (b) Priority Tax Claims

     Priority tax claims include certain unsecured income, employment and other taxes described by Code Section 507(a)(8). The Bankruptcy Code requires that each holder of such a Section 507(a)(8) priority tax claim receive the present value of such claim in deferred cash payments, over a period not exceeding six years from the date of the assessment of such tax.

     The following chart lists all of the Debtor's Section 507(a)(8) priority tax claims and their treatment under the Plan:

===================================== ============================ ================================================
Name                                  Amount Owed                  Treatment
------------------------------------- ---------------------------- ------------------------------------------------
Internal Revenue Service              $28,239.01                   Allowed  tax claim shall be paid in full within
Withholding Taxes                                                  30  days  after  the  Effective  Date.  In  the
Assessment dates:                                                  event  payment in full is not made as agreed on
6/16/97                                                            the  Effective   Date,  the  Internal   Revenue
9/15/97                                                            Service  may  make  administrative   collection
12/22/97                                                           after 30 days  written  notice  to the  Debtor.
3/30/98                                                            Any  potential   future  Net   Operating   Loss
6/15/98                                                            claimed   from  the   Debtor   or  its   former
                                                                   subsidiaries  may be setoff to the claim of the
                                                                   IRS.

===================================== ============================ ================================================
TOTAL                                 $28,239.01
===================================== ============================ ================================================

     2. Classified Claims and Interests

     (a) Classes of Secured Claims
         -------------------------

     Secured claims are claims secured by liens on property of the estate. The Debtor is not aware of any claims that would qualify as secured claims.

     (b) Classes of Priority Unsecured Claims
         ------------------------------------

     Certain  priority  claims that are referred to in Code Sections  507(a)(3),
(4), (5), (6), and (7) are required to be placed in classes. These types of claims are entitled to priority treatment as follows: the Bankruptcy Code requires that each holder of such a claim receive cash on the Effective Date equal to the allowed amount of such claim. However, a class of unsecured priority claim holders may vote to accept deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such claims.

     The Debtor is not aware of any claims that would qualify as an unsecured priority claim pursuant to Sections 507(a)(3), (4), (5), (6), and (7) of the Bankruptcy Code under this Plan.

     (c) Class of General Unsecured Claims
         ---------------------------------

     General unsecured claims are unsecured claims not entitled to priority under Code Section 507(a). The following chart identifies this Plan's treatment of the class containing all of Debtor's general unsecured claims:

================ ======================== ============== ===========================================================
CLASS #          DESCRIPTION              IMPAIRED       TREATMENT
                                          (Y/N)

---------------- ------------------------ -------------- -----------------------------------------------------------
       2         Non-Insider General            Y        In full satisfaction of their respective Allowed
                 Unsecured Claims                        Unsecured Claims, each Holder of an Allowed Class 2 Claim
                                                         shall receive, immediately following the Effective Date,
                 Total amount of                         their pro rata share of a total pool of 570,000 Units.
                 claims =
                 $5,657,486.12(estimated)
---------------- ------------------------ -------------- -----------------------------------------------------------

     (d) Class of Interest Holders
         -------------------------

     Interest holders are the parties who hold ownership interest (i.e., equity interest) in the Debtor. If the Debtor is a corporation, entities holding preferred or common stock in the Debtor are interest holders. If the Debtor is a partnership, the interest holders include both general and limited partners. If the Debtor is an individual, the Debtor is the interest holder. The following chart identifies the Plan's treatment of interest holders:

================ ===================== =============== =============================================================
CLASS #          DESCRIPTION           IMPAIRED        TREATMENT
                                       (Y/N)

---------------- --------------------- --------------- -------------------------------------------------------------
   3             Interest holders         Y            This class consists of the Old Common Stock Interests in
                 who each hold less                    Debtor who are not considered "Control Persons."  Holders
                 than 10% of the                       of Class 3 Interests shall surrender their Old Common
                 shares of Debtor's                    certificates and shall receive the following in full
                 Old Common Stock                      satisfaction of all Claims, Debts, Management Fees,
                                                       Dividends and Interests: one Unit for each 100
                                                       shares of old Common. No fractional shares or
                                                       Units shall be issued. All fractional Units of
                                                       51% or greater shall be rounded up to the nearest
                                                       whole Unit. Holders of less than 51% of one Unit
                                                       will not be issued a Unit.

---------------- --------------------- --------------- -------------------------------------------------------------
   4             Interest holders         Y            This class consists of the Old Common Stock Interests in
                 who each hold more                    Debtor who are considered "Control Persons." There are
                 than 10% of the                       three such Control Persons. Holders of Class 4 Interests
                 shares of Debtor's                    shall surrender their Old Common stock certificates and
                 Old Common Stock                      shall receive the following in full satisfaction of all
                                                       Claims, Debts, Management Fees, Dividends and Interests:
                                                       one A Warrant and one B Warrant for each 100 shares of old
                                                       Common. No fractional Warrants shall be issued. All
                                                       fractional Warrants of 51% or greater shall be rounded up
                                                       to the nearest whole number.
================ ===================== =============== =============================================================

III. Means of Effectuating the Plan

     A. Funding for the Plan

     As discussed above, the Plan calls for authorization for the Debtor to borrow up to $150,000 from various individuals not previously associated with the Debtor. The Debtor will seek approval for this borrowing from the Court at the same hearing, on November 6, when in seeks approval of the Plan of Reorganization. This financing, if approved, will provide the Debtor with sufficient capital to effectuate the proposed Plan and to make the payments required under the Plan.

     B. The Acquisition Under the Plan

     The Plan contemplates that the Reorganized Debtor will issue a total of 3,000,000 shares of Debtor's Common Stock to acquire certain assets of LTH.

     The remaining shares and warrants of the Reorganized Debtor are proposed to be allocated as follows: (a) up to 570,000 Units to Class 2 Creditors, subject to resolution of disputed claims; (b) up to 67,666 Units to non "Control Person" holders of Old Common, based on one (1) Unit per one hundred (100) shares of the Debtor; (c) up to 106,245 Class A Warrants and 106,245 Class B Warrants to "Control Persons" holding Old Common, based on one Class A Warrant and one Class B Warrant per one hundred (100) Old Common shares of the Debtor; (d) up to 300,000 Units to administrative lenders in exchange for debt under Notes; (e) up to 80,000 Units to Daniel Lezak; and (f) a success fee of 50,000 Units to Debtor's attorney, Daniel Masters.

     The Reorganized Debtor plans to have up to 3,767,666 Shares and Units outstanding after acquisition of the assets of LTH is completed, up to 106,245 additional A Warrants and 106,245 additional B Warrants, plus notes outstanding convertible to another 300,000 Units.

     C. Post-Confirmation Management

     Upon the Effective Date, the reorganized Debtor shall be managed as follows:

Name                       Age      Title                      Salary
----                       ---      -----                      ------
Louis J. Paulsen           63       Chairman, Board            $60,000
                                    of Directors;
                                    President and CEO

James L. Cartmill          44       Secretary;                 $ -0-
                                    Director

Robert J. Bliss, C.P.A.    56       Director                   $ -0-

Howard A. Gutzmer          70       Director                   $ -0-

Colin J. Kelly             60       Director                   $ -0-

Christine E. Mansfield     52       Vice President;            $54,000
                                    Financial Officer

     D. Disbursing Agent

     The reorganized Debtor shall act as the Disbursing Agent for the purpose of making all distributions provided for under the Plan. The Disbursing Agent shall serve without bond and shall receive no compensation for distribution services rendered and expenses incurred pursuant to the Plan.

     E. United States Trustee Quarterly Fees

     The Reorganized Debtor shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. ss. 1930(a)(6). After confirmation, the Reorganized Debtor shall file with the Court and serve on the United States
Trustee a quarterly financial report regarding all income and disbursements, including all plan payments, for each quarter (or portion thereof) the case remains open.

     F. Other Provisions of the Plan

     Executory Contracts and Unexpired Leases
     ----------------------------------------

     (a) Assumptions

     There are no pre-petition executory contracts or unexpired leases that the Debtor intends to assume as an obligation under this Plan. There is only one post-petition obligation which will be assumed by the Debtor, the Asset Purchase Agreement by which it will acquire certain assets of LTH.

     On the Effective Date, the Asset Purchase Agreement listed above shall be assumed as an obligation of the Reorganized Debtor. If you are a party to the Asset Purchase contract to be assumed and you object to the assumption of this contract, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan.

         In addition to the foregoing, on the Effective Date, the Reorganized Debtor will assume all other executory contracts and unexpired leases of the Debtor, unless otherwise provided in a notice setting forth those executory contracts and unexpired leases to be rejected by the Reorganized Debtor filed at or prior to the confirmation hearing.

     (b) Rejections

     On the Effective Date, all executory contracts and unexpired leases of the Debtor identified in the "Notice of Rejected Executory Contracts and Unexpired Leases" filed at or prior to the confirmation hearing shall be deemed rejected.

     The Order Confirming the Plan shall constitute an Order approving the rejection of the lease or contract. If you are a party to a contract or lease to be rejected and you object to the rejection of your contract or lease, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan.

     THE BAR DATE FOR FILING A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF A LEASE OR CONTRACT IS December 8, 2003.

Any claim based on the rejection of a contract or lease will be barred if the proof of claim is not timely filed, unless the Court later orders otherwise.

     H. Retention of Jurisdiction

     The Court will retain jurisdiction to the extent provided by law.

IV. EFFECT OF CONFIRMATION OF PLAN

     A. Discharge

     This Plan provides that upon confirmation of the Plan, the Debtor shall be discharged of liability for payment of debts incurred before confirmation of the Plan to the extent specified in 11 U.S.C. ss. 1141. However, the discharge will not discharge any liability imposed by the Plan.

     B. Revesting of Property in the Debtor

     Except as provided elsewhere in the Plan, the confirmation of the Plan revests all of the property of the estate in the Debtor.

     C. Modification of Plan

     The Proponent of the Plan may modify the Plan at any time before confirmation. However, the Court may require a new disclosure statement and/or new vote on the Plan.

     The Proponent of the Plan may also seek to modify the Plan at any time after confirmation only if (1) the Plan has not been substantially consummated and (2) the Court authorizes the proposed modifications after notice and a hearing.

     D. Post-Confirmation Quarterly Reports

     After entry of the order confirming the Plan, Plan Proponent shall file Quarterly Post-Confirmation Reports with the Court and pay Trustee's fees in accordance with the United States Trustee's Operating and Reporting Requirements. The report shall be served on the United States Trustee, the twenty largest unsecured creditors, and those parties who have requested special notice.

     E. Post-Confirmation Conversion/Dismissal

     A creditor or party in interest may bring a motion to convert or dismiss the case under ss. 1112(b), after the Plan is confirmed, if there is a default in performing the Plan. A default shall be deemed to have occurred if the Debtor or any party in interest fails to take any action required of that party under the Plan or Confirmation Order. If the Court orders the case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Chapter 11 estate, and that has not been disbursed pursuant to the Plan, will revest in the Chapter 7, estate. The automatic stay will be reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Court during this case.

     The order confirming the Plan may also be revoked under very limited circumstances. The Court may revoke the order if the order of confirmation was procured by fraud and if a party in interest brings an adversary proceeding to revoke confirmation within 180 days after the entry of the order of confirmation.

///
///
///
///
///
///
///
///
///

     F. Final Decree

     Once the estate has been fully administered as referred to in Bankruptcy Rule 3022, the Plan Proponent, or such other party as the Court shall designate in the Plan Confirmation Order, shall file a motion with the Court to obtain a final decree to close the case.

///
///
Dated:  November 6, 2003            SIERRA ROCKIES CORPORATION

                                                     By: /s/ Daniel Lezak
                                                        -------------------
                                                             Daniel Lezak
                                                             Its: President

SUBMITTED BY:
Daniel Masters
Attorney for Debtor and Debtor in Possession




By: /s/ Daniel Masters
    ------------------
    Daniel Masters